                                                                    EXHIBIT 8.1


                         CLAXSON INTERACTIVE GROUP INC.


                        LIST OF SIGNIFICANT SUBSIDIARIES


1. Claxson Chile S.A., incorporated under the laws of the Republic of Chile

2. CTG Inversora, S.A., incorporated under the laws of the Republic of Argentina

3.       El Sitio, Inc., incorporated under the laws of the British Virgin
         Islands

4. Iberoamerican Radio Holdings Uno, S.A., incorporated under the laws of the Republic of Chile

5. Imagen Satelital, S.A., incorporated under the laws of the Republic of Argentina

6. Red de Television Chilevision S.A., incorporated under the laws of the Republic of Chile